Exhibit m(6)

                               BRAZOS MUTUAL FUNDS

                          PLAN OF DISTRIBUTION PURSUANT
                                  TO RULE 12b-I
                                (CLASS II SHARES)


         PLAN OF DISTRIBUTION adopted as of the 23rd day of February, 2001, by Brazos Mutual Funds, a Delaware business trust (the "Trust"), on behalf of the Class II shares of each of its separately designated series and future designated series listed on an addendum to this Plan of Distribution (each a "Portfolio," and collectively, the "Portfolios").

                              W I T N E S S E T H:
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         WHEREAS, the Trust is registered under the Investment Company Act of
1940, as amended (the "Act"), as an open-end management investment company; and

         WHEREAS, each Portfolio is a separately designated investment series of the Trust with its own investment objective, policies and purposes offering four separate classes of shares of common stock, par value $.001 per share, of the Trust (the "Shares"); and

         WHEREAS, the Trust has entered into a Distribution Agreement with SunAmerica Capital Services, Inc. (the "Distributor"), pursuant to which the Distributor acts as the exclusive distributor and representative of the Trust in the offer and sale of the Shares to the public; and

         WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Investment Company Act, pursuant to which each Portfolio will pay an account maintenance fee and a distribution fee to the Distributor with respect to Class II shares of each Portfolio; and

         WHEREAS, the Board of Trustees of the Trust (the "Trustees") as a whole, and the Trustees who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of this Plan or in any agreement relating hereto (the "l2b-1 Trustees"), having determined, in the exercise of reasonable business judgment and in light of their fiduciary duties under state law and under Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that this Plan will benefit the Portfolios and their Class II shareholders, have approved this Plan by votes cast in person at a meeting called for the purpose of voting hereon and on any agreements related hereto;

         NOW THEREFORE, the Trust on behalf of each designated Portfolio hereby adopts this Plan on the following terms:

         1. DISTRIBUTION ACTIVITIES. Each Portfolio shall pay the Distributor a distribution fee under the Plan at the end of each month at the annual rate of 0.75% of average daily net assets attributable to Class II shares of each Portfolio to compensate the Distributor and certain

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securities firms ("Securities Firms") for providing sales and promotional activities and services. Such activities and services will relate to the sale, promotion and marketing of the Class II shares. Such expenditures may consist of sales commissions to financial consultants for selling Class II shares, compensation, sales incentives and payments to sales and marketing personnel, and the payment of expenses incurred in its sales and promotional activities, including advertising expenditures related to the Class II shares of each Portfolio and the costs of preparing and distributing promotional materials with respect to such Class II shares. Payment of the distribution fee described in this Section 1 shall be subject to any limitations set forth in applicable regulations of the National Association of Securities Dealers, Inc. Nothing herein shall prohibit the Distributor from collecting distribution fees in any given year, as provided hereunder, in excess of expenditures made in such year for sales and promotional activities with respect to the Portfolios.

         2. ACCOUNT MAINTENANCE ACTIVITIES. Each Portfolio shall pay the Distributor an account maintenance fee under the Plan at the end of each month at the annual rate of up to 0.25% of average daily net assets attributable to Class II shares of each Portfolio to compensate the Distributor and Securities Firms for account maintenance activities.

         3. PAYMENTS TO OTHER PARTIES. Each Portfolio hereby authorizes the Distributor to enter into agreements with Securities Firms to provide compensation to such Securities Firms for activities and services of the type referred to in Sections 1 and 2 hereof. The Distributor may reallocate all or a portion of its account maintenance fee or distribution fee to such Securities Firms as compensation for the above-mentioned activities and services. Such agreements shall provide that the Securities Firms shall deliver to the Distributor such information as is reasonably necessary to permit the Distributor to comply with the reporting requirements set forth in Section 5 hereof.

         4. RELATED AGREEMENTS. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide:

             (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the 12b-1 Trustees or, by vote of a majority of the outstanding voting securities (as defined in the Act) of Class II shares of each Portfolio, on not more than 60 days' written notice to any other party to the agreement; and

             (b) that such agreement shall terminate automatically in the event of its assignment.

         5. QUARTERLY REPORTS. The Treasurer of the Trust shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan with respect to Class II shares of each Portfolio and any related agreement and the purposes for which such expenditures were made.

         6. TERM AND TERMINATION. (a) This Plan shall become effective as of the date hereof, and, unless terminated as herein provided, shall continue from year to year thereafter, so long as

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such continuance is specifically approved at least annually by votes, cast in person at a meeting called for the purpose of voting on such approval, of a majority of both the (i) the Trustees of the Trust, and (ii) the 12b-1 Trustees.

             (b) This Plan may be terminated at any time by vote of a majority of the 12b-1 Trustees or by vote of a majority of the outstanding voting securities (as defined in the Act) of Class II shares of each Portfolio.

         7. AMENDMENTS. This Plan may not be amended to increase materially the maximum expenditures permitted by Sections 1 and 2 hereof unless such amendment is approved by a vote of a majority of the outstanding voting securities (as defined in the Act) of Class II shares of each Portfolio, and no material amendment to this Plan shall be made unless approved in the manner provided for the annual renewal of this Plan in Section 6(a) hereof.

         8. SELECTION AND NOMINATION OF TRUSTEES. While this Plan is in effect, the selection and nomination of those Trustees of the Trust who are not interested persons of the Trust shall be committed to the discretion of such disinterested Trustees.

         9. RECORDKEEPING. The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 5 hereof for a period of not less than six years from the date of this Plan, any such related agreement or such reports, as the case may be, the first two years in an easily accessible place.

         10. DEFINITION OF CERTAIN TERMS. For purposes of this Plan, the terms "assignment," "interested person," "majority of the outstanding voting securities," and "principal underwriter" shall have their respective meanings defined in the Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either the Trust or the principal underwriter of the Shares by the Securities and Exchange Commission, or its staff under the Act.

         11. SEPARATE SERIES. Pursuant to the provisions of the Agreement and Declaration of Trust, each Portfolio is a separate series of the Trust, and all debts, liabilities and expenses of Class II shares of each Portfolio shall be enforceable only against the assets of Class II shares of that Portfolio and not against the assets of any other series or class of shares or of the Trust as a whole.

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         IN WITNESS WHEREOF, the Trust has caused this Plan to be executed as of the day and year first written above.


                                           BRAZOS MUTUAL FUNDS



                                           By: /s/ DAN L. HOCKENBROUGH
                                               ---------------------------------
                                               Dan L. Hockenbrough
                                               President

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                                    Addendum

                               BRAZOS MUTUAL FUNDS
                        CLASS II SHARES DISTRIBUTION PLAN


Brazos Micro Cap Portfolio
Brazos Small Cap Portfolio
Brazos Mid Cap Portfolio
Brazos Multi Cap Portfolio
Brazos Real Estate Securities Portfolio

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